Exhibit 16.1

April 7, 2026 Securities and Exchange Commission Washington, D.C. 20549 Ladies and Gentlemen: We were previously principal accountants for Seaport Entertainment Group Inc. (the Company) and, under the date of March 4, 2026, we reported on the consolidated and combined financial statements of the Company as of December 31, 2025 and 2024 and for each of the years in the three-year period ended December 31, 2025. On April 1, 2026, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated April 1, 2026, and we agree with such statements, except we are not in a position to agree or disagree with the Company‘s statement that the change was approved by the audit committee or the Company's statements related to its consultation with Grant Thornton. Very truly yours, KPMG LLP Suite 1400 2323 Ross Avenue Dallas, TX 75201-2721 KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. Exhibit 16.1